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                                                                  EXHIBIT 99-h.6

                                EXPENSE AGREEMENT

         AGREEMENT made as of the 14th day of December, 2000 between LEND LEASE REAL ESTATE INVESTMENTS, INC. a Delaware corporation ("REI"), and LEND LEASE HOULIHAN ROVERS S.A., a Belgian limited liability company ("Houlihan Rovers").

         WHEREAS, Lend Lease Funds (the "Trust") is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and Lend Lease European Real Estate Securities Fund (the "Fund") is a series of the Trust;

         WHEREAS, the Trust and REI have entered into an Advisory Agreement ("Management Agreement"), pursuant to which REI provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, REI and Houlihan Rovers have entered into a Sub-Advisory Agreement dated as of the date hereof (the "Sub-Advisory Agreement"), pursuant to which Houlihan Rovers provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Trust, REI and Houlihan Rovers have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1.       EXPENSE LIMITATION; RECOUPMENT.

         (a) To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees of REI, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by the Trust's trustees who are not "interested persons," as that term is defined in the 1940 Act, of REI or Houlihan Rovers ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of REI, but shall be subject to allocation as describe in
Section 2 below. The "Operating Expense Limit" in any fiscal year with respect to each class of the Fund shall be as follows (based on a percentage of the average daily net assets of such class of the Fund):






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
                  Class              Operating Expense Limit (in basis points)
                  -----              -----------------------------------------
         Class A Shares                       165
         Class K Shares                       140
         Class Y Shares                       110

         (b) To determine REI's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of the Fund exceed the Operating Expense Limit of for that class of the Fund, REI shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to REI.

         (c) If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, REI shall be entitled to recoup from the Fund the investment management fees waived or reduced and other payments remitted by REI to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit for such class, provided that such amount paid to REI will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

         (d) If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that (i) the amount of the investment management fees waived or reduced and other payments remitted by REI to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount; and (ii) the actual Fund Operating Expenses of each class of each the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

2.       ALLOCATION BETWEEN REI AND HOULIHAN ROVERS.

         (a) For so long as the fee payable to Houlihan Rovers under the Sub-Advisory Agreement is equal to 50% of the advisory fee payable to REI by the Fund, Houlihan Rovers shall waive or reduce its sub-advisory fee and/or remit to REI on such terms as REI may specify from time to time an amount that is sufficient to pay 50% of any Excess Amount paid to the Fund by REI pursuant to
Section 1 of this Agreement, provided that Houlihan Rovers's obligation to waive or reduce its sub-advisory fee and to pay 50% of the Excess Amount shall not in any year exceed $250,000 (the "Annual Cap"). REI may offset amounts owed to REI pursuant to this Section 2(a) against the sub-advisory fee paid to Houlihan Rovers.


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         (b) REI shall promptly remit to Houlihan Rovers 50% of any amount recouped by REI pursuant to Section 1(c) of this Agreement, provided, however, that if at any time the Annual Cap has been in effect for any year, the obligation of REI to remit recouped amounts with respect to such year shall cease when recoupments paid to Houlihan Rovers with respect to such year are equal to the Annual Cap, using a "first-in, first-out" system. REI may offset amounts owed to Houlihan Rovers pursuant to this Section 2(b) against amounts owed to REI by Houlihan Rovers pursuant to Section 2(a).

         (c) The Trust and REI will provide Houlihan Rovers with reasonable access to the books and records of each for purposes of confirming the amounts contributed and recouped under this Agreement.

3. TERM OF AGREEMENT. This Agreement shall have an initial term through the initial term of the Management Agreement. After such initial term, this Agreement shall automatically renew for one-year terms unless (a) REI provides notice to the Trust and Houlihan Rovers of its termination at least thirty days prior to the end of the then current term, (b) Houlihan Rovers provides notice to the Trust and REI of its termination at least thirty days prior to the end of the then current term; provided, however, that this Agreement shall terminate automatically upon termination of the Management Agreement and Section 2 shall terminate automatically upon termination of the Sub-Advisory Agreement. In addition, the Trust may terminate this Agreement without penalty upon ninety days notice to REI and Houlihan Rovers.

4.       MISCELLANEOUS.

                  (a) Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

                  REI:              Lend Lease Real Estate Investments, Inc.
                                    3424 Peachtree Road, N.E.
                                    Atlanta, GA 30326-1113
                                    Attention: Contract Compliance Officer

                  Houlihan Rovers:  Lend Lease Houlihan Rovers S.A.
                                    Chaussee De La Hulpe 166
                                    1170 Brussels Belgium
                                    Attention: W. Joseph Houlihan

                  Trust:            Lend Lease Funds
                                    803 West Michigan Street, Suite A
                                    Milwaukee, WI 53233
                                    Attention:  President


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                  (b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

                  (c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                  (d) Counterparties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the Investment Company Act of 1940, as amended, when applicable.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                               LEND LEASE REAL ESTATE
                                               INVESTMENTS, INC.


                                               By:    /s/  Sue Lloyd-Hurwitz
                                                      --------------------------



                                               LEND LEASE HOULIHAN ROVERS S.A.


                                               By:    /s/  W. Joseph Houlihan
                                                      --------------------------



Acknowledged:

LEND LEASE FUNDS, on behalf of its series
LEND LEASE EUROPEAN REAL ESTATE
SECURITIES FUND

By:    /s/ M.A. Hoopes
       ----------------------------------




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